Exhibit 23.10

Consent of Independent Auditors
The Board of Directors
Kennedy-Wilson Holdings, Inc.:
We consent to the use of our report dated March 11, 2011, with respect to the combined statements of operations, partners' capital, and cash flows of KW Property Fund III, L.P. and KW Property Fund III (QP-A), L.P. for the year ended December 31, 2010, incorporated by reference in the registration statements (No. 333-174742, No. 333-175002, No. 333-175559, and No. 333-184752) on Form S-3, the registration statements (No. 333-164928 and No. 333-182269) on Form S-8, the registration statement (No. 333-164926) on Form S-1, and the registration statement (No. 333-186690) on Form S-4 of Kennedy-Wilson Holdings, Inc. in reliance upon the report of KPMG LLP, independent auditors, which report appears in amendment no. 1 to the December 31, 2012 annual report on Form 10-K of Kennedy-Wilson Holdings, Inc.

/s/ KPMG LLP
Los Angeles, California
March 29, 2013